Exhibit 99.1

Experienced Business Leader and Committed Investor Bruce H. Grant Joins

Violin Memory Board of Directors

With over 10 Percent Ownership Stake in Company, Grant is Committed to Company’s Long-Term Success

SANTA CLARA, Calif.—June 30, 2016—Violin Memory®, Inc., (NYSE: VMEM), a global pioneer of award-winning all-flash storage platform solutions for primary storage and active workloads, today announced that Bruce H. Grant has been elected to its Board of Directors. Mr. Grant is a seasoned business leader and has shown his commitment to Violin Memory through his approximately 14.5 percent stake in the company. Mr. Grant was elected to the board at Violin Memory’s Annual Meeting of Stockholders, which was held on June 30, 2016, and assumes the seat previously held by Cheemin Bo-Linn. In addition to Mr. Grant, Kevin A. DeNuccio, Violin Memory’s CEO, and Georges A. Antoun, Chief Commercial Officer for First Solar, Inc., were re-elected to the Board.

“I’m confident that with my support for the management team’s efforts and the integration of other investor perspectives, Violin will re-accelerate toward positive growth in an exceedingly attractive segment of the storage industry,” said Grant. “I look forward to the future success of Violin Memory in-conjunction with Violin’s customers and the entire board.”

Mr. Grant is currently chairman of Applied Value LLC, a management consulting firm that specializes in cost and capital efficiency, with offices in Boston, New York, Shanghai, and Stockholm. Since December 2014, he has also been the chairman of Garden Growth Capital LLC and Garden Growth Industries AB—which are investment firms that acquire ownership positions in public and private companies. Since June 2005, Mr. Grant has been the chairman of Applied Venture Capital LLC, which invests in early stages of private companies.

In addition, Mr. Grant holds director positions on several boards at various public and private companies in Sweden. He also serves as a director of Friends of Hand in Hand International—a member of the Hand in Hand Network—a global group of non-governmental organizations working to fight poverty in 10 countries.

“Not only does he offer his extensive experience as both a 30-year top management consultant and an accomplished business leader, he also has an impressive and proven track record for enhancing cost and capital efficiency,” DeNuccio said. “The combination of these attributes, along with the fresh investor perspective he’ll bring to the table—given his substantial investment in the company—will undoubtedly bring a positive influence to the board, to the company and to our valued shareholders.”

Mr. Grant currently beneficially owns approximately 15.0 million shares of the common stock of Violin Memory, representing approximately 15 percent of the issued outstanding shares of the Company. All of these shares were acquired through open market purchases made prior to his election to the Violin Memory Board of Directors.

“I also want to thank former board member Cheemin Bo-Linn for her experience, advice and guidance during her term on the Board,” DeNuccio added.

Violin also announced that stockholders, at Violin’s annual meeting of stockholders on June 30, 2016, approved a one-for-four reverse stock split and a reduction in the number of Violin’s authorized shares from 1,000,000,000 to 250,000,000. The reverse stock split will be effective on July 5, 2016, and the first day of trading post-split will be July 6, 2016.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Violin Memory’s ability to re-accelerate toward positive growth, Mr. Grant’s influence regarding the board, Violin Memory and Violin Memory’s shareholders, and Violin Memory’s business plans and strategy. There are a significant number of risks and uncertainties that could affect Violin Memory’s business performance and financial results, including those set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Violin Memory’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016, which was filed with the U.S. Securities and Exchange Commission, and which is available on the Violin Memory’s investor relations website at investor.violin-memory.com and on the SEC’s website at www.sec.gov. All forward-looking statements in this public announcement are based on information available to Violin Memory as of the date hereof, and Violin Memory does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Violin Memory, Inc.

Be Instrumental. Violin Memory, the industry pioneer in All Flash Arrays, is revolutionizing how businesses operate by enabling IT to Be Instrumental in organizations in such ways as unlocking the power of data and creating economic advantage. The consistent high-throughput and predictable low latency showcased by the Flash Storage Platform™ is combined with Concerto™ OS 7, a fully integrated storage operating system that enables complete data protection, business continuity, and data reduction services. Violin Memory’s innovative single storage platform solution delivers transformative performance for cloud, enterprise, virtualized business and mission-critical storage applications. The Violin Flash Storage Platform is designed to consolidate high performance and primary storage workloads onto a flexible, uniquely scalable solution called Scale Smart™, while achieving substantive CAPEX and OPEX savings. Founded in 2005, Violin Memory is headquartered in Santa Clara, California. For more information, visit www.violin-memory.com. Follow us on Twitter at twitter.com/violinmemory.

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Media Contact:

Meghan Brown

10Fold

mbrown@10fold.com

(925) 785-8895

Source: Violin Memory, Inc.